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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Acorda Therapeutics, Inc.:

        We consent to the use of our report dated March 26, 2007, with respect to the consolidated balance sheets of Acorda Therapeutics, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three year period ended December 31, 2006, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123R, "Share-Based Payment," as of January 1, 2006.

/s/ KPMG LLP
Short Hills, NJ
November 5, 2007

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm